Exhibit 99

                                                                                                                 Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                 Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES REPORTS EARNINGS PER SHARE OF $0.59 FOR Q2'06. UPDATES FISCAL 2006 GUIDANCE

NEW YORK, Oct. 18 -- Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today reported earnings for its second quarter ended September 30, 2005.

Revenues for the quarter decreased 16% to $736,472,000 from $881,234,000 in the year-ago period. Revenues were comprised of net sales of $691,633,000, a decrease of 19% from $856,680,000 in the year-ago period and other income of $44,839,000, which increased 83% from $24,554,000 in the year-ago period.

Net sales included $472,442,000 for Forest's antidepressant franchise which was comprised of $467,376,000 of Lexapro® (escitalopram oxalate), a selective serotonin reuptake inhibitor (SSRI), $4,390,000 of Celexa® (citalopram HBr), an antidepressant and $676,000 of generic citalopram. The year-ago period included $414,925,000 of Lexapro sales and $256,388,000 of branded Celexa sales. Sales of Namenda®, an NMDA receptor antagonist for the treatment of moderate to severe Alzheimer's disease, increased 53% to $123,932,000 in the quarter.

Other income included earnings from the co-promotion agreement with Sankyo Pharma for Benicar®* and Benicar HCT™, antihypertensive therapies, of $31,194,000 and interest income of $12,164,000. Additional contract revenue and other income totaled $1,481,000.

Net income in the current quarter decreased 31% to $204,884,000 from $295,326,000 reported in the second quarter of the prior year. Selling, general and administrative expenses increased 3% to $253,237,000. Research and development expenses decreased 5% to $65,473,000 during the quarter. Diluted earnings per share decreased 25% to $0.59 in the current quarter as compared to $0.79 in last year's second quarter.

Six Month Results

Revenues for the six months ended September 30, 2005 decreased 13% to $1,448,238,000 from $1,674,060,000 in the prior year.

Net income for the six months ended September 30, 2005 decreased 20% to $421,461,000 from net income of $525,245,000 reported in the six months of the prior year. Diluted earnings per share decreased 13% to $1.21 in the current year's first six months as compared to diluted earnings per share of $1.39 in last year's six months. The six-month earnings per share reflects a one-time tax benefit of $36.4 million, or $0.10 per share, related to the repatriation of foreign funds under the American Jobs Creation Act of 2004. Excluding the one-time tax benefit, fully diluted earnings per share were $1.11.

Fiscal 2006 Guidance

The Company continues to expect adjusted fully diluted earnings per share of approximately $2.30 for the fiscal year ending March 31, 2006, excluding the effect of the one-time tax benefit. Including the one-time tax benefit, reported fully diluted earnings per share are projected to be approximately $2.40. The Company expects that revenues will total approximately $3 billion with net sales slightly exceeding $2.8 billion. Regarding changes to product sales, Lexapro sales are now projected to be slightly more than $1.9 billion and the Company has reduced its forecast for Combunox™ (Oxycodone HCl and Ibuprofen), an opioid and NSAID combination indicated for the short-term management of acute, moderate to severe pain.

Research and development spending is now forecast at approximately $320 million. Selling, general and administrative expenses are projected to grow approximately 4% to $1.03 billion. The earnings per share guidance does not include the potential impact from additional share repurchases which may be made under the Company's remaining authorization of 22.6 million shares.

Howard Solomon, Chairman and Chief Executive Officer of Forest, commented: "We continue to focus on realizing full potential from our currently promoted products as well as expanding our development pipeline in order to assure future growth. Namenda and Benicar continued to exhibit strong performance during the quarter. While the antidepressant market overall exhibited stronger-than-expected prescription volume growth during the quarter, Lexapro's market share remained relatively unchanged as compared to the prior quarter. We will be implementing new programs and introducing various interesting new clinical data to the marketplace designed to improve Lexapro's market share performance."

Mr. Solomon continued: "We view a strong and diverse product pipeline as essential to securing continued growth in earnings for the Company. We are currently evaluating more opportunities than at any time in our past and I expect that we will finalize some of the opportunities in the near term."

"Our patent litigation trial against IVAX Pharmaceuticals, Inc. remains scheduled for December 5, 2005 and we remain confident in the validity of the Lexapro patent. We are pleased to have recently entered into a settlement agreement regarding the patent litigation with Alphapharm Pty Ltd. and view the agreed upon terms of the settlement as consistent with our view of our patent's validity."

Forest will host a conference call at 10:00 AM EDT today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EDT on the Company's website at http://www.frx.com and also on the website http://www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until October 31, 2005 at both websites and also by dialing 1-800-642-1687 (US investors) or +1-706-645-9291 (international investors) passcode 1259342.

About Forest Laboratories and Its Products

Forest Laboratories' growing line of products includes: Lexapro® (escitalopram oxalate), an SSRI antidepressant indicated for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder in adults; Namenda® (memantine HCl), an N-methyl-D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer's disease; Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker indicated for the treatment of hypertension; Benicar* HCT® (olmesartan medoxomil hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product indicated for the second-line treatment of hypertension; Campral®* (acamprosate calcium), a glutamate receptor modulator, indicated for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation in combination with psychosocial support; and Combunox™ (Oxycodone HCl and Ibuprofen), an opioid and NSAID combination indicated for the short-term management of acute, moderate to severe pain.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and on Form 10-Q for the period ended June 30, 2005.

*Benicar is a registered trademark of Sankyo Pharma, Inc., and Campral is a registered trademark under license from Merck Santé s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Source: Forest Laboratories, Inc.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Net sales	$691,633	$856,680	$1,366,286	$1,639,076
Contract revenue	32,303	12,991	58,572	15,243
Other income	12,536	11,563	23,380	19,741
Net revenues	736,472	881,234	1,448,238	1,674,060

Costs and expenses: Cost of goods sold	158,415	191,666	317,261	368,867
Selling, general and administrative	253,237	245,088	521,710	484,393
Research and development	65,473	69,225	121,866	154,508
	477,125	505,979	960,837	1,007,768

Income before income tax expense	259,347	375,255	487,401	666,292

Income tax expense	54,463	79,929	65,940	141,047

Net income	$204,884	$295,326	$ 421,461	$ 525,245
	=======	=======	========	========
Net income per common and common
equivalent share:

Basic	$0.60	$0.80	$1.23	$1.42
	====	====	====	====
Diluted	$0.59	$0.79	$1.21	$1.39
	====	====	====	====
Weighted average number of common and common equivalent shares outstanding:

Basic	340,531	369,879	341,808	369,715
	======	======	======	======
Diluted	345,815	375,226	346,883	376,725
	======	======	======	======